China Organic Announces Appointment of Preeminent Agronomist Zhouzhe Jin as Independent Director

Appointment Further Validates Company's Ongoing Commitment to Strengthening Board of Directors with Proven Industry Leaders

China Organic Agriculture, Inc. (OTCBB:CNOA), a growth-driven agricultural products company leading China's organic foods revolution, announced today that it has appointed senior agronomist and the recipient of the "National Special Contributions" award, Zhouzhe Jin as an Independent Director to the Company's industry-leading Board of Directors.

CNOA first hired Mr. Jin as an agricultural consultant in early 2005 and he will continue to work closely with CNOA agronomists in the development of ever-higher quality organic food products and to maximize capacity, efficiency and production to further increase the Company's revenues and earnings.

"We believe that the appointment of Mr. Jin as an Independent Director is a direct reflection of CNOA's commitment to working with the industry's foremost leaders," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "Mr. Jin has an exceptional track record and deep ties in the government here in northern China."

Mr. Jin has received numerous agricultural awards both on the local and national level, including an "Encouragement Medal" for his participation in the "Harvest Plan" organized by the Jilin Agricultural Ministry. He also received a national encouragement medal for promoting agriculture in China. He was voted as an outstanding leader of the "Wealth and Technology in Farming Life" program.

Mr. Jin has also served as deputy mayor of the city of Jilatu and as a key member of the Jilin Province Qianguo Districts Agricultural Bureau and the Qianguo District Jilatu Agricultural Station. His scientific work was responsible for several breakthroughs in agricultural production, including experiments that helped lower production costs and the strengthening of crops resistance to drought, wind and water.

China Organic has set forth a solid, high-growth business model to continue to make a significant impact in the fast-growing market for organic foods in China. The Company is firmly committed to expanding operations and increasing its earnings and has already set in motion several initiatives to expand capacity and extend its reach into other emerging economies in Asia.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. COA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

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COA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of COA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

China Organic has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can

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identify forward-looking statements by terminology such as "may," "will,"
"should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

China Organic Agriculture
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com